Exhibit (10.5)

2005 Omnibus Long-Term

Compensation Plan

of

Eastman Kodak Company

As Amended Effective January 1, 2009

Table of Contents

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ARTICLE 1 PURPOSE AND TERM OF PLAN                                                                             1

ARTICLE 2 DEFINITIONS                                                                                                               1

ARTICLE 3 ELIGIBILITY                                                                                                                  6

ARTICLE 4 PLAN ADMINISTRATION                                                                                        7

ARTICLE 5 FORM OF AWARDS                                                                                                   9

ARTICLE 6 SHARES SUBJECT TO PLAN                                                                                   11

ARTICLE 7 PERFORMANCE AWARDS                                                                                      11

ARTICLE 8 STOCK OPTIONS                                                                                                         12

ARTICLE 9 STOCK APPRECIATION RIGHTS                                                                             13

ARTICLE 10 RESTRICTED STOCK AWARDS                                                                            14

ARTICLE 11 OTHER STOCK-BASED AWARDS                                                                        14

ARTICLE 12 PAYMENT OF AWARDS                                                                                         15

ARTICLE 13 DIVIDEND AND DIVIDEND EQUIVALENT                                                          17

ARTICLE 14 DEFERRAL OF AWARDS                                                                                        17

ARTICLE 15 CHANGE IN CONTROL                                                                                             18

ARTICLE 16 MISCELLANEOUS                                                                                                     20
APPENDIX A EASTMAN KODAK COMPANY
2005 OMNIBUS LONG TERM COMPENSATION PLAN                                                            25

ARTICLE 1

PURPOSE AND TERM OF PLAN

1.1	Purpose

The purpose of the Plan is to provide motivation to selected Employees and Directors to put forth maximum efforts toward the continued growth, profitability, and success of the Company by providing equity- and cash-based incentives to such Employees and Directors.
1.2	Term

The Plan will become effective on January 1, 2005, subject to its approval by Kodak’s shareholders, at the 2005 Annual Meeting of the shareholders, and unless sooner terminated by the Board pursuant to Section 16.6, the Plan shall have a term of 10 years.  Awards may not be granted after December 31, 2014; except that the Committee may grant Awards after this date in recognition of performance for Performance Cycles commencing prior to such date.

ARTICLE 2

DEFINITIONS

In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.
2.1	Award

“Award” means grants of both equity-, and cash-based awards, including Performance Awards, Stock Options, SARs, Restricted Stock Awards, Restricted Stock Unit Awards, Other Stock-Based Awards, or any form of award established by the
Committee pursuant to Subsection 4.2(o), whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.
2.2	Award Notice

“Award Notice” means the written document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.  The Committee shall establish the form of the written document in the exercise of its sole and absolute discretion.  The Committee may, but need not, require a Participant to sign a copy of the Award Notice as a precondition to receiving an Award.
2.3	Board

“Board” means the board of directors of Kodak.
2.4	CEO

“CEO” means the Chief Executive Officer of Kodak.
2.5	Change in Control

“Change in Control” means the occurrence of any one of the following events:

(a) within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company;

(b) any person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Kodak representing 25% or more of the combined voting power of Kodak's then outstanding securities eligible to vote for the election of the Board (the “Kodak Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (1) by Kodak or any Subsidiary, (2) by any employee benefit plan (or related trust) sponsored or maintained by Kodak or any Subsidiary, (3) by any underwriter temporarily holding securities pursuant to an offering of such securities, (4) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below), or (5) a transaction (other than one described in paragraph (c) below) in which Kodak Voting Securities are acquired from Kodak, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (5) does not constitute a Change in Control under this paragraph (b);
(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Kodak or any of its Subsidiaries that requires the approval of Kodak’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Reorganization”), unless immediately following such Reorganization:  (1) more than 60% of the total voting power of (x) the corporation resulting from such Reorganization (the “Surviving Company”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Company (the “Parent Company”), is represented by Kodak Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Kodak Voting Securities were converted pursuantto such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Kodak Voting Securities among the holders thereof immediately prior to the Reorganization, (2) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Company or the Parent Company), is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company (or, if there is no Parent Company, the Surviving Company), and (3) at least a majority of the members of the board of directors of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Reorganization were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”);

(d) the shareholders of Kodak approve a plan of complete liquidation or dissolution of Kodak; or

(e) the consummation of a sale of all or substantially all of Kodak’s assets to an entity that is not an affiliate of Kodak.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of 25% or more of Kodak Voting Securities as a result of the acquisition of Kodak Voting Securities by Kodak which reduces the number of Kodak Voting Securities outstanding; provided that if after such acquisition by Kodak such person becomes the beneficial owner of additional Kodak Voting Securities that increases the percentage of outstanding Kodak Voting Securities beneficially owned by such person, a Change in Control shall then occur.

2.6	Change in Control Price

“Change in Control Price” means, for events described in clause (c) of the definition of Change in Control, the consideration received by shareholders of the Company in respect of a share of Common Stock in connection with the transaction, or, for events described in clauses (a), (b), (d) or (e) of the definition of Change in Control, the average of the closing prices for the five (5) days preceding the date of the Change in Control.

2.7	Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and any successor provisions and regulations thereto.

2.8	Committee

“Committee” means the Executive Compensation and Development Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of three or more directors, each of whom is (1) an “independent” director under the New York Stock Exchange’s listing requirements, (2) a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, and (3) an “outside director” within the meaning of Section 162(m) of the Code and the applicable regulation thereunder.  However, if a member of the Committee does not meet each of the foregoing requirements, the Committee may delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.  The term “Committee” includes any such committee or subcommittee, to the extent of the Executive Compensation and Development Committee’s delegation.

2.9	Common Stock

“Common Stock” means the common stock, $2.50 par value per share, of Kodak that may be newly issued or treasury stock.

2.10	Company

“Company” means Kodak and its Subsidiaries.

2.11	Covered Employee

“Covered Employee” means an Employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

2.12	Director

“Director” means a non-employee member of the Board.

2.13	Disability

“Disability” means a disability as defined under the terms of the long-term disability plan maintained by the Participant’s employer, or in the absence of such a plan, the Kodak Long-Term Disability Plan.

2.14	Effective Date

“Effective Date” means the date an Award is determined to be effective by the Committee upon its grant of such Award.

2.15	Employee

 “Employee” means any person employed by Kodak or any Subsidiary on a full or part time basis.

2.16	Exchange Act

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, including rules thereunder and any successor provisions and rules thereto.

2.17	Fair Market Value

“Fair Market Value” means the mean of the high and low sales prices of a share of Common Stock on a particular date on the New York Stock Exchange.  In the event that the Common Stock is not traded on the New York Stock Exchange on the relevant date, the Fair Market Value will be determined on the next preceding day on which the Common Stock was traded.

2.18	Freestanding SAR

“Freestanding SAR” shall have the meaning as set forth in Section 9.1.

2.19	Incentive Stock Options

“Incentive Stock Option” means incentive stock options within the meaning of Section 422 of the Code.

2.20	Incumbent Director

“Incumbent Directors” means  the persons who were members of the Board as of January 1, 2005 plus, any person becoming a director subsequent to January 1, 2005 whose election or nomination for election was approved by a vote of at least two thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval for the proxy statement of Kodak in which such person is named as a nominee for director, without written objection to such nomination); provided, however, that no individual initially elected or nominated as a director of Kodak as a result of an actual or threatened election contest with respect to directors (“Election Contest”) or any other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed to be an Incumbent Director until twenty-four (24) months after such election.

2.21	Indemnified Person

“Indemnified Person” shall have the meaning as set forth in Section 4.7.

2.22	Kodak

“Kodak” means Eastman Kodak Company.

2.23	Non-Qualified Option

“Non-Qualified Option” shall have the meaning as set forth in Section 8.1.

2.24	Option Proceeds

“Option Proceeds” means the cash (or equivalents) received by the Company for the option price in connection with the exercise of Stock Options plus the maximum tax benefit that could be realized by the Company as a result of the exercise of such Stock Options, which tax benefit shall be determined by multiplying (a) the amount that is deductible for federal income tax purposes as a result of any such Stock Option exercise, times (b) the maximum federal corporate income tax rate for the year of exercise.  To the extent that a Participant pays the option price and/or withholding taxes with shares of Common Stock, Option Proceeds shall not be calculated with respect to the amounts so paid in shares of Common Stock.

2.25	Other Stock-Based Award

“Other Stock-Based Award” means the unrestricted shares, deferred share units, or such other form as the Committee may determine, granted pursuant to Article 11 of the Plan.

2.26	Parent Company

“Parent Company” shall have the meaning set forth in Section 2.5.

2.27	Participant

“Participant” means either an Employee or Director to whom an Award has been granted by the Committee under the Plan.

2.28	Performance Awards

“Performance Awards” means the equity- and cash-based Awards that vest on satisfying the Performance Criteria granted pursuant to Article 7.

2.29	Performance Criteria

“Performance Criteria” means the one or more criteria that the Committee shall select for a Performance Cycle.

2.30	Performance Cycle

“Performance Cycle” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of the Performance Criteria will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

2.31	Performance Formula

 “Performance Formula” means, for a Performance Cycle, the one or more objective formulas applied against the relevant Performance Criteria to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Cycle.  The formula may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, management’s discussion and analysis or other SEC filings.

2.32	Plan

“Plan” means the 2005 Omnibus Long-Term Compensation Plan, including all attachments thereto.

2.33	Restricted Stock Award

“Restricted Stock Award” means the equity-based awards in actual shares granted pursuant to Article 10 of the Plan.

2.34	Restricted Stock Unit Award

“Restricted Stock Unit Award” means the equity-based awards in share units granted pursuant to Article 10 of the Plan.

2.35	Retirement

“Retirement” means, in the case of a Participant employed by Kodak, voluntary termination of employment on or after age 55 with 10 or more years of service or on or after age 65.  In the case of a Participant employed by a Subsidiary, “Retirement” means early or normal retirement under the terms of the Subsidiary’s retirement plan, or if the Subsidiary does not have a retirement plan, termination of employment on or after age 60.  A Participant must voluntarily terminate his or her employment in order for his or her termination of employment to be for “Retirement.”

2.36	SARs

“SARs” means the stock appreciation rights granted pursuant to Article 9 of the Plan.

2.37	Section 409A

“Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated and other official guidance issued thereunder.

2.38	Section 409A Change in Control

“Section 409A Change in Control” means an event that qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Sections 1.409A-3(a)(5) and 1.409A-3(i)(5) of the Treasury regulations.

2.39	Stock Option

“Stock Option” means any right granted to a Participant to purchase Common Stock at such price or prices and during such periods established pursuant to Article 8 of the Plan.

2.40	Subsidiary

“Subsidiary” means a corporation or other business entity in which Kodak directly or indirectly has an ownership interest of 50 percent or more, except that with respect to Incentive Stock Options, "Subsidiary" shall mean "subsidiary corporation" as defined in Section 424(f) of the Code.

2.41	Substitute Awards

“Substitute Awards” means Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.42	Surviving Company

“Surviving Company” shall have the meaning set forth in Section 2.5.

2.43	Tandem SAR

“Tandem SAR” shall have the meaning set forth in Section 9.1.

2.44	Year

“Year” means Kodak’s fiscal year.

ARTICLE 3

ELIGIBILITY

All Employees and Directors are eligible to participate in the Plan.  The Committee may select, from time to time, Participants from those Employees who, in the opinion of the Committee, can further the Plan’s purposes.  In addition, the Committee may select, from time to time, Participants from those Directors (who may or may not be Committee members) who, in the opinion of the Committee, can further the Plan’s purposes.  Once a Participant is so selected, the Committee shall determine the type(s) of Awards to be made to the Participant and shall establish in the related Award Notice(s) the terms, conditions, restrictions and/or limitations, if any, applicable to the Award(s) in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee.

ARTICLE 4

PLAN ADMINISTRATION

4.1	Responsibility

The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan in accordance with its terms.

4.2	Authority of the Committee

The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.  Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a) select the Participants and determine the type of Awards to be made to Participants, the number of shares or amount of cash (or equivalents) subject to Awards and the terms, conditions, restrictions and limitations of the Awards; (b) interpret the Plan; (c) determine eligibility for participation in the Plan; (d) decide all questions concerning eligibility for and the amount of Awards payable under the Plan; (e) construe any ambiguous provision of the Plan; (f) correct any defect; (g) supply any omission; (h) reconcile any inconsistency; (i) issue administrative guidelines or sub-plans as an aid to administer the Plan and make changes in such guidelines or sub-plans as it from time to time deems proper; (j) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operation; (k) amend the Plan in accordance with Section 16.6; (l) determine whether Awards should be granted singly, in combination or in tandem; (m) to the extent permitted under the Plan and, if applicable, by Section 409A, grant waivers of Plan terms, conditions, restrictions, and limitations; (n) accelerate the vesting, exercise or payment of an Award or the Performance Cycle of an Award when such action or actions would be in the best interests of the Company and in compliance with Section 409A and other applicable tax law; (o) establish such other types of Awards, besides those specifically enumerated in Article 5 hereof, which the Committee determines are consistent with the Plan’s purpose; (p) establish and administer Performance Formula and certify whether, and to what extent, the goals have been attained; (q) determine the terms and provisions of any Award Notice or other agreements entered into hereunder; (r) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; (s) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations; and (t) determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash or shares of Common Stock or cancelled, forfeited or suspended and the method or methods by which Awards may be settled, cancelled, forfeited or suspended.

4.3	Discretionary Authority

The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan.  It is the intent of the Plan that the decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.4	Section 162 (m) of the Code and Covered Employees

The terms set forth in Appendix A shall apply to all Awards granted to any Covered Employee, other than Awards of Stock Options or SARs.

4.5	Action by the Committee

The Committee may act only by a majority of its members.  Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee and action so taken shall be fully effective as if it had been taken by a vote at a meeting.  In addition, the Committee may authorize any one or more of its number to execute and deliver documents on behalf of the Committee.

4.6	Allocation and Delegation of Authority

The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act.  The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

4.7	Liability

No member of the Board or the Committee or any employee of the Company (each such person an “Indemnified Person”) shall have any liability to any person (including, without limitation, any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.  Each Indemnified Person shall be indemnified and held harmless by Kodak against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnified Person in connection with or resulting from any action, suit or proceeding to which such Indemnified Person may be a party or in which such Indemnified Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Indemnified Person, with Kodak’s prior approval, in settlement thereof, or paid by such Indemnified Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnified Person, provided that Kodak shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once Kodak gives notice of its intent to assume the defense, Kodak shall have sole control over such defense with counsel of Kodak’s choice.  The foregoing right of indemnification shall not be available to an Indemnified Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Indemnified Person giving rise to the indemnification claim resulted from such Indemnified Person’s bad faith, fraud or willful criminal act or omission.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Indemnified Persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

4.8	Interim Decision Making

Notwithstanding anything to the contrary contained herein:  (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board and (ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or resolve to administer the Plan.  In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

ARTICLE 5

FORM OF AWARDS

5.1	In General

Awards may, at the Committee’s sole discretion, be paid in the form of Performance Awards pursuant to Article 7, Stock Options pursuant to Article 8, SARs pursuant to Article 9, Restricted Stock Awards and Restricted Stock Unit Awards pursuant to Article 10, Other Stock-Based Awards pursuant to Article 11 and any form established by the Committee pursuant to Subsection 4.2(o), or a combination thereof.  All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan.  The Committee may, in its sole judgment, subject an Award to such other terms, conditions, restrictions and/or limitations (including, but not limited to, the time and conditions of exercise and restrictions on transferability, termination and vesting), provided that they are not inconsistent with the terms of the Plan.  Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.  For purposes of the Plan, the value of any Award granted in the form of Common Stock shall be the Fair Market Value as of the grant’s Effective Date.

5.2	Foreign Jurisdictions

(a) Special Terms.  In order to facilitate the making of any Award to Participants who are employed by the Company outside the United States (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“special terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan.  The special terms may provide that the grant of an Award is subject to (1) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (2) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void.  The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (a) increase the limitations contained in Sections 7.5, 8.6 and 9.5; (b) increase the number of available shares under Section 6.1; or (c)cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act or, with respect to Covered Employees, Section 162(m) of the Code.

(b) Currency Effects.  Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in U.S. currency.  The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to U.S. dollars.  In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.
(c) Modifications to Awards.  The Committee shall have the right at any time and from time to time and without prior notice to modify outstanding Awards to comply with or satisfy local laws and regulations, to avoid costly governmental filings or to implement administrative changes to the Plan that are deemed necessary or advisable by the Committee for compliance with laws.  By means of illustration but not limitation, the Committee may restrict the method of exercise of an Award to avoid securities laws or exchange control filings, laws or regulations.  Notwithstanding the foregoing, the Committee may not modify an outstanding Award without the consent of the affected Participant if such modification would cause the Award to violate Section 409A.

(d) Acquired Rights.  No Employee in any country shall have any right to receive an Award, except as expressly provided for under the Plan.  All Awards made at any time are subject to the prior approval of the Committee.

ARTICLE 6

SHARES SUBJECT TO PLAN
6.1	Available Shares

(a) Aggregate Limits.  The aggregate number of shares of the Company’s Common Stock that shall be available for grant under this Plan shall be eleven million (11,000,000), plus any shares subject to awards made under the 1990 Omnibus Long-Term Compensation Plan, the 1995 Omnibus Long-Term Compensation Plan and the 2000 Omnibus Long-Term Compensation Plan, in each case that are outstanding upon the expiration of such plan and become available pursuant to Section 6.1(b).  The aggregate number of shares available for grant under this Plan and the number of shares subject to outstanding Awards shall be subject to adjustment as provided by Section 6.2.  The shares issued pursuant to Awards granted under this Plan may be shares that either were reacquired by the Company, including shares purchased in the open market, or authorized but unissued shares.

(b) For purpose of this Section 6.1, the aggregate number of shares available for Awards under this Plan shall be increased by, (i) shares subject to Awards that have been canceled, expired, forfeited or settled in cash, without the issuance of substitute shares, (ii) shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award, (iii) shares issued in connection with reinvestment of dividends or dividend equivalents (iv) shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the purchase price or tax withholding obligationof an Award, (v) shares reacquired by the Company on the open market using Option Proceeds; provided, however, that the aggregate number of shares that may be added back to the aggregate limit shall not be greater than the amount of such Option Proceeds divided by the Fair Market Value on the date of exercise of the Stock Option giving rise to such Option Proceeds, and (vi) shares subject to Awards that otherwise do not result in the issuance of shares in connection with payment or settlement of an Award.  In addition, the aggregate number of shares available for grant under this Plan shall not be reduced by shares granted as Substitute Awards.

6.2	Adjustment to Shares

If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Awards, the shares subject to any Award and the option prices or exercise prices of Awards shall be automatically adjusted.  If there is any change in the number of outstanding shares of Common Stock through any change in the capital account of Kodak, or through a merger, consolidation, separation (including a spin-off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be granted under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems appropriate.  In the event of any other change in the capital structure or in the Common Stock of Kodak, the Committee shall also be authorized to make such appropriate adjustments in the maximum number of shares of Common Stock available for grant under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems appropriate.  The maximum number of shares available for grant under the Plan shall be automatically adjusted to the extent necessary to reflect any dividend equivalents paid in the form of Common Stock.

ARTICLE 7

PERFORMANCE AWARDS

7.1	In General

Awards may be granted to Participants in the form of Performance Awards under the Plan.

7.2	Performance Criteria

The Performance Criteria to be measured during any Performance Cycle selected by the Committee may be on a corporate-wide basis based on aggregate Company performance or performance at the Subsidiary or business unit level.  The performance goals under the Performance Criteria may be measured against absolute targets or relative to the performance of one or more comparable companies or an index covering multiple companies.

7.3	Discretion of Committee with Respect to Performance Awards

With regard to a particular Performance Cycle, the Committee shall have full discretion to select the length of such Performance Cycle, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Formula, the kind(s) and/or level(s) of the goals under the Performance Formula, whether the Performance Criteria shall apply to the Company,

Kodak, a Subsidiary, or any one or more subunits of the foregoing, and the Performance Formula.

7.4	Payment of Performance Awards

(a) Condition to Receipt of Performance Award.  Unless otherwise provided in the relevant Award Notice or administrative guide, a Participant must be employed by the Company on the last day of a Performance Cycle to be eligible for a Performance Award for such Performance Cycle.

(b) Limitation.  Unless otherwise determined by the Committee, a Participant shall be eligible to receive a Performance Award for a Performance Cycle only to the extent that achievement of the goals under the Performance Formula for such period is measured and as a result, all or some portion of such Participant’s Performance Award has been earned for the Performance Cycle.

(c) Timing of Award Payments.  The Awards granted for a Performance Cycle shall be paid to Participants as soon as administratively possible following determination of achievement of the goals under the Performance Formula and satisfaction of any applicable vesting periods or other terms and conditions.  Unless otherwise provided in the relevant Award Notice or administrative guide, such payment shall be made no earlier than January 1 of the calendar year following the end of the applicable Performance Cycle and no later than December 31 of such calendar year.

7.5	Maximum Award Payable

The maximum Performance Award payable to any one Participant under the Plan for a Performance Cycle is five hundred thousand (500,000) shares of Common Stock.  In the event that the Performance Award is denominated in cash rather than shares of Common Stock, the maximum individual cash award paid in respect of any Performance Cycle shall be five million dollars ($5,000,000).

ARTICLE 8

STOCK OPTIONS

8.1	In General

Awards may be granted in the form of Stock Options.  These Stock Options may be Incentive Stock Options or non-qualified stock options (i.e., Stock Options which are not Incentive Stock Options) (“Non-Qualified Stock Options”), or a combination of both.

8.2	Terms and Conditions of Stock Options

(a) In General.  A Stock Option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee in its sole discretion and as set forth in an individual Award Notice; provided, however, no Stock Option shall be exercisable after the expiration of 7 years from the Effective Date of the Stock Option.  The price at which Common Stock may be purchased upon exercise of a Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock on the Effective Date of the Stock Option’s grant except for grants of Substitute Awards.  Moreover, all Stock Options shall have a vesting schedule not less than one year from the date of grant, except under certain circumstances contemplated by Section 12.2 or Article 15.

(b) Other than pursuant to Section 6.2 or as a result of a grant of a Substitute Award, the Committee shall not be permitted to (i) lower the option price per share of a Stock Option after it is granted, (ii) cancel a Stock Option when the option price per share exceeds the Fair Market Value of the underlying shares in exchange for another Award, or (iii) take any other action with respect to a Stock Option that may be treated as a repricing under the rules and regulations of the New York Stock Exchange, without shareholder approval.

8.3	Restrictions Relating to Incentive Stock Options

Stock Options issued in the form of Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code.  Accordingly, the aggregate Fair Market Value (determined at the time the Incentive Stock Option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed one hundred thousand dollars ($100,000) (or such other limit as may be required by the Code).

8.4	Additional Terms and Conditions

The Committee may, by way of the Award Notice or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Stock Option Award, provided that they are not inconsistent with the Plan.

8.5	Exercise

Upon exercise, the option price of a Stock Option may, at the Committee’s discretion, be paid in cash (or equivalents), or by tendering, by either actual delivery of shares or by attestation, shares of Common Stock, a combination of the foregoing, or such other consideration as the Committee may deem appropriate.  Any shares of Common Stock tendered by a Participant upon exercise of a Stock Option must, if acquired by the Participant pursuant to a previous Stock Option exercise, be owned by the Participant for at least six months prior to the date of exercise of the Stock Option.  The Committee shall establish appropriate methods for accepting Common Stock, whether restricted or unrestricted, and may impose such conditions as it deems appropriate on the use of such Common Stock to exercise a Stock Option.

8.6	Maximum Award Payable

Notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares for which Stock Options may be granted under the Plan to any one Participant in any thirty-six (36) month period is two million (2,000,000) shares of Common Stock.

ARTICLE 9

STOCK APPRECIATION RIGHTS

9.1	In General

Awards may be granted in the form of SARs.  SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise.  An SAR may be granted in tandem with all or a portion of a related Stock Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs").  A Tandem SAR may be granted either at the time of the grant of the related Stock Option or at any time thereafter during the term of the Stock Option.

9.2	Terms and Conditions of SARs

(a) Tandem SARs.  A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Stock Option is exercisable, and the “exercise price” of such an SAR (the base from which the value of the SAR is measured at its exercise) shall be the option price under the related Stock Option.  If a Tandem SAR is added to an outstanding option, the exercise price shall be the same as the earlier granted option which may be less than 100% of the Fair Market Value on the date the SAR is granted. If a related Stock Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercise.  Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise.  Moreover, all Tandem SARs shall expire not later than the earlier of (1) seven years from the Effective Date of the SAR’s grant or (2) the expiration of the related Stock Option.
(b) Freestanding SARs.  Freestanding SARs shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee.  The exercise price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Freestanding SAR’s grant.  Moreover, all Freestanding SARs shall expire not later than seven years from the Effective Date of theFreestanding SAR’s grant and generally have the same terms and conditions as Stock Options.

(c) Other than pursuant to Section 6.2 or as a result of a grant of a Substitute Award, the Committee shall not be permitted to (i) lower the exercise price of an SAR after it is granted, (ii) cancel an SAR when the exercise price exceeds the Fair Market Value of the underlying shares of Common Stock in exchange for another Award or (iii) take any other action with respect to an SAR that may be treated as a repricing under the rules and regulations of the New York Stock Exchange, in each case without shareholder approval.

9.3	Intentionally Omitted

9.4	Additional Terms and Conditions

The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any SAR Award, provided that they are not inconsistent with the Plan.

9.5	Maximum Award Payable

Notwithstanding any provision contained in the Plan to the contrary, the maximum number of shares for which SARs may be granted under the Plan to any one Participant for a thirty-six (36) month period is two million (2,000,000) shares of Common Stock.

9.6	Payments of SARS

In the event that the SAR is paid in cash, the corresponding cash (or equivalents) thereof shall be paid as of the date that the SAR is exercised.

ARTICLE 10

RESTRICTED STOCK AWARDS

10.1	Grants

Awards under this Article 10 may be granted to Participants, either alone or in addition to other Awards granted under the Plan as Restricted Stock Awards or Restricted Stock Unit Awards.  Awards may be granted in the form of (i) freestanding grants that vest based on the passage of time, or (ii) grants in payment of earned Performance Awards or other incentive compensation under another plan maintained by the Company.

10.2	Award Restrictions

Restricted Stock Awards or Restricted Stock Unit Awards shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment; provided, however, they are not inconsistent with the Plan.  The Committee may modify or accelerate the delivery of a Restricted Stock Award or Restricted Stock Unit Award under such circumstances as it deems would be in the best interest of the Company; provided, however, such action would not cause a violation of Section 409A.

10.3	Vesting Period for Awards to Employees

Except as provided in Section 12.2 or Article 15, the period to achieve full vesting for Restricted Stock Awards and Restricted Stock Unit Awards granted to Employees in the form of freestanding grants shall not be shorter than three years.
Vesting under the Plan can be on a pro rata or graded basis over the period or cliff at the end of the period; provided, however, that grants made to new hires to replace forfeited awards from a prior employer and grants in payment of earned Performance Awards (or other incentive compensation) are not subject to the minimum vesting period.

10.4	Evidence of Award

Any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates.

ARTICLE 11

OTHER STOCK-BASED AWARDS

11.1	Grants

Awards under this Article 11 may be granted to Participants, either alone or in addition to the Awards granted under the Plan, in the form of Other Stock-Based Awards.  Awards may be granted either as freestanding grants or payments of earned Performance Awards or other incentive compensation under another plan maintained by the Company.

11.2	Conditions and Terms of Other Stock-Based Grants

The Committee may by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Other Stock-Based Award, provided that they are not inconsistent with the Plan.  Other Stock-Based Awards in the form of deferred stock units shall not be subject to a minimum vesting period.

ARTICLE 12

PAYMENT OF AWARDS

12.1	In General

Absent a Plan provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash (or equivalents), Common Stock, or a combination of cash and Common Stock.  In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions and/or limitations are not inconsistent with the Plan.  Further, payment of Awards may be made in the form of a lump sum or installments, as determined by the Committee, in accordance with the requirements of Section 409A, to the extent applicable.

12.2	Termination of Employment

Subject to the requirements of Section 409A, the Committee shall determine the treatment of a Participant’s Award under the Plan in the event of the Participant’s termination of employment, either in an individual Award Notice or at the time of termination.

12.3	Inimical Conduct

If a Participant performs any act or engages in any activity which the CEO, in the case of an Employee or former Employee, or the Committee, in the case of the CEO, a Director, or a former Director, determines is inimical to the best interests of the Company, the Participant shall, effective as of the date the Participant engages in such conduct, forfeit all unexercised, unearned and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing.

12.4	Breach of Employee’s Agreement

(a) In General.  A Participant who engages in conduct described in Section 12.4(c) below shall immediately: (1) forfeit, effective as of the date the Participant engages in such conduct, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing; and (2) pay to the Company the amount of any gain realized or payment received as a result of any Stock Option or SAR exercised by the Participant under the Plan within the two year period immediately preceding the date the Participant engages in such conduct.

(b) Set-Off.  By accepting an Award under this Plan, a Participant consents to a deduction from any amounts the Company owes the Participant from time to time (including, but not limited to, amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amounts the Participant owes the Company under Section 12.4(a).  If the Company elects to make an off-set in whole or in part, the Company will not off-set amounts owed by a Participant tothe Company against amounts subject to Section 409A that are payable by the Company until the time that payment would have been made, except as permitted by Section 409A.  Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes the Company, the Participant shall immediately pay the unpaid balance to the Company.

(c) Conduct.  The following conduct shall result in the consequences described in Section 12.4(a):
(i) Kodak.  In the case of a Participant who has signed a Kodak company employee’s agreement that has restrictive covenants similar to those in Section (iii) below (an “Eastman Kodak Company Employee’s Agreement”), the Participant’s breach of the Eastman Kodak Company Employee’s Agreement.

(ii) Subsidiary.  In the case of a Participant who is employed by a Subsidiary and has signed a written agreement with the Subsidiary that contains restrictive covenants similar to those in the Eastman Kodak Company Employee’s Agreement, the Participant’s breach of such written agreement.

(iii) Other Participants.  In the case of a Participant other than a Participant described in Subsection 12(c)(i) or (ii) above, the Participant without the prior written consent of Kodak, in the case of an Employee or former Employee, or the Committee, in the case of a Director or former Director: (A) engages directly or indirectly in any manner or capacity as principal, agent, partner, officer, director, stockholder, employee, or otherwise, in any business or activity competitive with the business conducted by Kodak or any Subsidiary; or  (B) at any time divulges to any person or any entity other than the Company any trade secrets, methods, processes or the proprietary or confidential information of the Company.  For purposes of this Section 12.4(c)(iii), a Participant shall not be deemed a stockholder if the Participant’s record and beneficial ownership amount to not more than 1% of the outstanding capital stock of any company subject to the periodic and other reporting requirements of the Exchange Act.

ARTICLE 13

DIVIDEND AND DIVIDEND EQUIVALENT

The Committee may choose, at the time of the grant of an Award or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive cash dividends or dividend equivalents, subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish.  Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine in accordance with Section 409A, to the extent applicable.  All dividends or dividend equivalents, which are not paid currently, may, at the Committee’s discretion, accrue interest or be reinvested into additional shares of Common Stock subject to the same vesting or performance conditions as the underlying Award.

                                                                                 ARTICLE 14

                                                                    DEFERRAL OF AWARDS

At the discretion of the Committee, payment of any Award, dividend, or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish in accordance with Section 409A and other applicable federal income tax requirements.  All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company.  Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with Section 409A and all other applicable requirements of the Code.  Deferred payments shall be paid in a lump sum or installments, as determined by the Committee in accordance with the requirements of Section 409A.  Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, and, with respect to those deferred Awards denominated in the form of Common Stock, with dividends or dividend equivalents.

ARTICLE 15

CHANGE IN CONTROL

15.1	Treatment of Non-Continued Awards

Notwithstanding any provision contained in the Plan, including, but not limited to, Section 4.4, the provisions of this Article 15 shall control over any contrary provision.  Except as otherwise set forth in Section 15.6, upon a Change in Control: (i) the terms of this Article 15 shall immediately become opertive, without further action or consent by any person or entity unless otherwise expressly set forth in an Award Notice, (ii) all terms, conditions, restrictions, and limitations in effect on any unexercised, unearned, unpaid, and/or deferred Award in each case, other than Performance Awards, or any other outstanding Award, shall immediately lapse as of the date of such event; (iii) no other terms, conditions, restrictions and/or limitations shall be imposed upon any Awards on or after such date, and in no circumstance shall an Award be forfeited on or after such date; and (iv) except in those instances where a prorated Award is required to be paid under this Article 15, all unexercised, unvested, unearned, and/or unpaid Awards or any other outstanding Awards shall automatically become one hundred percent (100%) vested immediately.  Notwithstanding the foregoing, the treatment described in this Section 15.1 shall not apply to any Award to the extent that such treatment would violate Section 409A unless the Change in Control event also qualifies as a Section 409A Change in Control, in which event the treatment described in this Section 15.1 shall further apply to such Award to the extent such treatment would not violate Section 409A.

15.2	Dividends and Dividend Equivalents

Except as otherwise set forth in Section 15.6, upon a Change in Control, all unpaid dividends and dividend equivalents and all interest accrued thereon, if any, shall be treated and paid under this Article 15 in the identical manner and time as the Award under which such dividends or dividend equivalents have been credited.  For example, if upon a Change in Control, an Award under this Article 15 is to be paid in a prorated fashion, all unpaid dividends and dividend equivalents with respect to such Award shall be paid according to the same formula used to determine the amount of such prorated Award.  Notwithstanding the foregoing, if such dividends or dividend equivalents are subject to Section 409A and the treatment described by this Section 15.2 would violate Section 409A, then the treatment described in this Section 15.2 shall not apply to the extent such treatment would violate Section 409A unless the Change in Control event also qualifies as a Section 409A Change in Control, in which event the treatment described in this Section 15.2 shall further apply to such dividends and dividend equivalents to the extent such treatment would not violate Section 409A.  Any payment of unpaid dividends and dividend equivalents pursuant to this Section 15.2 shall be made as soon as practicable following the Change in Control event, but in no event later than ninety (90) days thereafter.

15.3	Valuation and Payment of Awards; Treatment of Performance Awards

Except as otherwise set forth in Section 15.6, upon a Change in Control, any Participant, whether or not he or she is still employed by the Company, shall be paid, in a single lump-sum cash payment, as soon as practicable but in no event later than ninety (90) days after the Change in Control, in exchange for all of his or her Freestanding SARs, Stock Options (including Incentive Stock Options), Other Stock-Based Awards, Restricted Stock Awards and Restricted Stock Unit Awards, and all other outstanding Awards (including those granted by the Committee pursuant to its authority under Subsection 4.2(o) hereof), other than Performance Awards, a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the Change in Control Price and the purchase price per share, if any, under the Award multiplied by the number of shares of Common Stock subject to such Award; provided that if such product is zero or less, the Awards will be cancelled and terminated without payment therefor.  For Performance Awards, regardless of Section 15.6, (A) if at the time of the Change in Control more than fifty percent (50%) of the applicable Performance Cycle has elapsed, the Performance Award granted to the Participant shall vest and Awards shall be paid out as soon as practicable, but in no event later than ninety (90) days after the Change in Control event, in an amount equal to the greater of (i) the target performance set out in the Performance Formula or (ii) actual performance to date, and (B) if at the time of the Change in Control fifty percent (50%) or less of the applicable Performance Cycle has elapsed, the Performance Award granted to the Participant shall vest and Awards shall be paid out as soon as practicable, but in no event later than ninety (90) days after the Change in Control event, in an amount equal to fifty percent (50%) of target performance set out in the Performance Formula without consideration of actual performance to date.  Notwithstanding the foregoing, if the Award is subject to Section 409A and the treatment described by this Section 15.3 would violate Section 409A, then the treatment described in this Section 15.3 shall not apply to the extent such treatment would violate Section 409A unless the Change in Control event also qualifies as a Section 409A Change in Control, in which event the treatment described in this Section 15.3 shall further apply to such Award to the extent such treatment would not violate Section 409A.

15.4	Deferred Awards

Upon a Change in Control, all Awards deferred by a Participant under Article 14 hereof, but for which he or she has not received payment as of such date, shall be paid in a single lump-sum cash payment as soon as practicable, but in no event later than ninety (90) days after the Change in Control.  For purposes of making such payment, the value of all Awards that are equity-based shall be determined by the Change in Control Price.  Notwithstanding the foregoing, if the Award is subject to Section 409A and the treatment described by this Section 15.4 would violate Section 409A, then the treatment described in this Section 15.4 shall not apply to the extent such treatment would violate Section 409A unless the Change in Control event also qualifies as a Section 409A Change in Control, in which event the treatment described in this Section 15.4 shall further apply to such Award to the extent such treatment would not violate Section 409A.

15.5	Miscellaneous

Upon a Change in Control, the provisions of Sections 12.2, 12.3, 12.4 and 16.3 hereof shall become null and void and of no further force and effect and no action, including, but not by way of limitation, the amendment, suspension or termination of the Plan, shall be taken which would affect the rights of any Participant or the operation of the Plan with respect to any Award to which the Participant may have become entitled hereunder on or prior to the date of such action or as a result of such Change in Control.

15.6	Continuation of Awards

Unless otherwise determined by the Committee, upon a Change in Control pursuant to which the Surviving Company or Parent Company, as applicable, assumes (or substitutes) all outstanding Awards (other than Performance Awards) pursuant to the terms hereof, then the provisions of Sections 15.1 through 15.3 shall not apply to any Award; provided, however, that if the Award is subject to Section 409A and the treatment described by this Section 15.6 would violate Section 409A, then the treatment described in this Section 15.6 shall not apply to the extent such treatment would violate Section 409A.  The Committee shall determine in its sole discretion whether an Award shall be considered “assumed” or “substituted.”  Without limiting the foregoing, for the purposes of this Article, a Stock Option or SAR shall be considered “assumed” or “substituted” if in the reasonable determination of the Committee, (i) the aggregate intrinsic value (the difference between the then Fair Market Value and the exercise price per share of Common Stock multiplied by the number of shares of Common Stock subject to such award) of the assumed (or substituted) Award immediately after the Change in Control is substantially the same as the aggregate intrinsic value of such Award immediately before such transaction, (ii) the ratio of the exercise price per assumed (or substituted) Award to the fair market value per share of successor corporation stock immediately after the Change in Control is substantially the same as such ratio for such Award immediately before such transaction, (iii) the Award is exercisable for the consideration approved by the Committee (including shares of stock, other securities or property or a combination of cash, stock, securities and other property), and (iv) the other terms and conditions of the Stock Options or SARs remain substantially the same.  For the purposes of this Article, Restricted Stock Awards and Restricted Stock Unit Awards shall be considered an assumed (or substituted) Award if in the reasonable determination of the Committee, the value and terms and conditions of the assumed (or substituted) Award immediately after the Change in Control are substantially the same as the value and terms and conditions of such Award immediately before such transaction.

15.7	Termination of Employment Following A Change in Control

(a) Eligibility.  Notwithstanding any provision contained in the Plan, including, but not limited to, Sections 4.4, and 12.2, the provisions of this Section 15.7 shall control over any contrary provision.  All Participants shall be eligible for the treatment afforded by this Section 15.7 if their employment by the Company terminates within  two years following a Change in Control, unless the termination is due to (i) death, (ii) Disability, (iii) one of the following reasons (A) the willful and continued failure by the Participant to substantially perform his or her duties with his or her employer after a written warning identifying the lack of substantial performance is delivered to the Participant by his or her employer to specifically identify the manner in which the employer believes that Participant has not substantially performed his or her duties, or (B) the willful engaging by the Participant in illegal conduct which is materially and demonstrably injurious to Kodak or a Subsidiary, (iv) resignation other than (A) a resignation from a declined reassignment to a job that is not reasonably equivalent in responsibility or compensation (as would be determined under Kodak’s Termination Allowance Plan), or that is not in the same geographic area (as would be determined under Kodak’s Termination Allowance Plan), or (B) a resignation within 30 days following a reduction in base pay, or (v) Retirement.
(b) If a Participant is eligible for treatment under this Section 15.7, (i) all of the terms, conditions, restrictions, and limitations in effect on any of his or her unexercised, unearned, unpaid and/or deferred Awards shall immediately lapse as of the date of his or her termination of employment; (ii) no other terms, conditions, restrictions and/or limitations shall be imposed upon any of his or her Awards on or after such date, and in no event shall any of his or her Awards be forfeited on or after such date; and (iii) except in those instances where a prorated Award is required to be paid under this Article 15, all of his or her unexercised, unvested, unearned and/or unpaid Awards shall automatically become one hundred percent (100%) vested immediately upon his or her termination of employment; provided, however, the treatment described in this Section 15.7 shall not apply to any Award subject to Section 409A to the extent such treatment would violate Section 409A unless (A) the Change in Control event also qualifies as a Section 409A Change in Control, and (B) the termination of employment qualifies as a “separation from service” for purposes of Section 409A, in which event the treatment described in this Section 15.7 shall further apply to such Award to the extent such treatment would not violate Section 409A.  Payment of Awards shall be made as soon as practicable following the Participant’s termination of employment, but in no event later than ninety (90) days thereafter, unless the Participant at the time of his or her termination of employment is subject to the six-month waiting period following separation from service that Kodak requires for certain executive employees as a result of Section 409A, in which event payment instead will be made as soon as practicable after the expiration of such period, but in no event later than ninety (90) days thereafter.

(c) If a Participant is eligible for treatment under this Section 15.7, all of his or her unpaid dividends and dividend equivalents and all interest accrued thereon, if any, shall be treated and paid under this Article 15 in the identical manner and time as the Award under which such dividends or dividend equivalents have been credited.  Notwithstanding the foregoing, if such dividends or dividend equivalents are subject toSection 409A and the treatment described by this Section 15.7(c) would violate Section 409A, then the treatment described in this Section 15.7(c) shall not apply to the extent such treatment would violate Section 409A unless (A) the Change in Control event also qualifies as a Section 409A Change in Control, and (B) the termination of employment qualifies as a “separation from service” for purposes of Section 409A, in which event the treatment described in this Section 15.7(c) shall further apply to such dividends and dividend equivalents to the extent such treatment would not violate Section 409A.  Any payment of unpaid dividends and dividend equivalents pursuant to this Section 15.7(c) shall be made as soon as practicable following the Participant’s termination of employment, but in no event later than ninety (90) days thereafter, unless the Participant at the time of his or her termination of employment is subject to the six-month waiting period following separation from service that Kodak requires for certain executive employees as a result of Section 409A, in which event payment instead will be made as soon as practicable after the expiration of such period, but in no event later than ninety (90) days thereafter.

15.8	Legal Fees

Kodak shall pay all reasonable legal fees and related expenses incurred by a Participant in seeking to obtain or enforce any payment, benefit or right he or she reasonably may be entitled to under the Plan in connection with a Change in Control; provided, however, the Participant shall be required to repay any such amounts to Kodak to the extent a court of competent jurisdiction issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced in bad faith.  Any reimbursement by Kodak under this section shall be made in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance.

ARTICLE 16

MISCELLANEOUS

16.1	Nonassignability

(a) In General.  Except as otherwise determined by the Committee or as otherwise provided in Subsection (b) below, no Awards or any other payment under the Plan shall be subject to any manner to alienation, anticipation, sale, transfer (except by will, the laws of descent and distribution, or domestic relations order), assignment, pledge, or encumbrance, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

(b) Non-Qualified Stock Options.  The Committee shall have the discretionary authority to grant Awards of Non-Qualified Stock Options or amend outstanding Awards of Non-Qualified Stock Options to provide that they be transferable, subject to such terms and conditions as the Committee shall establish.  In addition to any such terms and conditions, the following terms and conditions shall apply to all transfers of Non-Qualified Stock Options:

(i) Permissible Transferors.  The only Participants permitted to transfer their Non-Qualified Stock Options are those Participants who are, on the date of the transfer of their Non-Qualified Stock Option, either in wage grade 56 or above, or the equivalent thereof, a corporate officer of Kodak, or a Director.

(ii) Permissible Transferees.  Transfers shall only be permitted to: (i) the Participant’s “Immediate Family Members,” as that term is defined in Subsection (b)(9) below; (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a family partnership or family limited partnership in which each partner is, at the time of transfer and all times subsequent thereto, either an Immediate Family Member or a trust for the exclusive benefit of one or more Immediate Family Members.
(iii) No Consideration.  All transfers shall be made for no consideration.

(iv) Subsequent Transfers.  Once a Participant transfers a Non-Qualified Stock Option, any subsequent transfer of such transferred option shall, notwithstanding Section 16.1(b)(i) to the contrary, be permitted provided, however, such subsequent transfer complies with all of the terms and conditions of this Section 16.1(b), with the exception of Section 16.1(b)(i).

(v) Transfer Agent.  In order for a transfer to be effective, the Committee’s designated transfer agent must be used to effectuate the transfer.  The costs of such transfer agent shall be borne solely by the transferor.

(vi) Withholding.  In order for a transfer to be effective, a Participant must agree in writing prior to the transfer on a form provided by Kodak to pay any and all payroll and withholding taxes due upon exercise of the transferred option.  In addition, prior to the exercise of a transferred option by a transferee, arrangements must be made by the Participant with Kodak for the payment of all payroll and withholding taxes.

(vii) Terms and Conditions of Transferred Option.  Upon transfer, a Non-Qualified Stock Option continues to be governed by and subject to the terms and conditions of the Plan and the Stock Option’s applicable administrative guide and Award Notice.  A transferee of a Non-Qualified Stock Option is entitled to the same rights as the Participant to whom such Non-Qualified Stock Options were awarded, as if no transfer had taken place.  Accordingly, the rights of the transferee are subject to the terms and conditions of the original grant to the Participant, including provisions relating to expiration date, exercisability, option price and forfeiture.

(viii) Notice to Transferees.  Kodak shall be under no obligation to provide a transferee with any notice regarding the transferred options held by the transferee upon forfeiture or any other circumstance.

(ix) Immediate Family Member.  For purposes of this Section 16.1, the term “Immediate Family Member” shall mean the Participant and his or her spouse, children or grandchildren, whether natural, step or adopted children or grandchildren.

16.2	Withholding Taxes

In connection with any payments to a Participant or other event under the Plan that gives rise to a federal, state, local or other tax withholding obligation relating to the Plan (including, without limitation, FICA tax), the Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld (or cause to be withheld) with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award at minimum statutory tax rates, or by permitting the Participant to tender (actually or through attestation) to the Company, shares of Common Stock having a Fair Market Value, as determined by the Committee, equal to the amount of such required withholding taxes up to the maximum marginal tax rate.

16.3	Amendments to Awards

The Committee may at any time unilaterally amend any unexercised, unearned or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, that (a) any such amendment which, in the opinion of the Committee, materially impairs the rights or materially increases the obligation of a Participant under an outstanding Award shall be made only with the consent of the Participant (or, upon the Participant’s death, the person having the right to exercise the Award), except that amendments to implement administrative changes to the Plan that are deemed necessary or advisable by the Committee for compliance with laws shall not require Participant consent, and (b) no such amendment shall cause a violation of Section 409A.  By means of illustration but not limitation, the Committee may restrict the method of exercise of an Award to avoid securities laws or exchange control filings, laws or regulations.

16.4	Regulatory Approvals and Listings

          Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing any Award resulting in the payment of Common Stock prior to (a) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (b) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (c) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

16.5	No Right to Continued Employment or Grants

Participation in the Plan shall not give any Employee any right to remain in the employ of Kodak or any Subsidiary.  Kodak or, in the case of employment with a Subsidiary, the Subsidiary, reserves the right to terminate any Employee at any time for any or no reason.  Further, the adoption of this Plan shall not be deemed to give any Employee or any other individual any right to be selected as a Participant or to be granted an Award.  In addition, no Employee having been selected for an Award, shall have at any time the right to receive any additional Awards.

16.6	Amendment/Termination

The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice.  In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not (a) without shareholder approval adopt any amendment which would require the vote of the shareholders of Kodak required under the New York Stock Exchange’s shareholder approval rules, or (b) adopt any amendment to the Plan which would cause any Award outstanding under the Plan at the time of the amendment to violate Section 409A.

16.7	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

16.8	No Right, Title or Interest in Company Assets; No Rights as a Shareholder

No Participant shall have any rights as a shareholder, including the right to vote, as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name or such other evidence of ownership as may be determined by the Committee and, in the case of Restricted Stock Awards such rights as are granted to the Participant under the Plan.  To the extent any person acquires a right to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company.  All of the Awards granted under the Plan shall be unfunded.

16.9	Section 16 of the Exchange Act

In order to avoid any Exchange Act violations, the Committee may, from time to time, impose additional restrictions upon an Award, including but not limited to, restrictions regarding tax withholdings.

16.10	No Guarantee of Tax Consequences

          No person connected with the Plan in any capacity, including, but not limited to, Kodak and its Subsidiaries and their directors, officers, agents and employees makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.

16.11	Other Benefits

No Award granted under the Plan shall be considered compensation for purposes of computing benefits under any retirement plan of the Company nor affect any benefits or compensation under any other benefit or compensation plan of the Company now or subsequently in effect.

16.12	Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

16.13	Severability; Entire Agreement

If any of the provisions of this Plan or any Award Notice is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  The Plan, any administrative guidelines or sub-plans issued pursuant to Section 4.2(i), and any Award Notices contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

16.14	No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Notice shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

16.15	Successors and Assigns

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

16.16	Waiver of Claims

Each Participant recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits hereunder.  Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Notice, any determination, action or omission hereunder or under any Award Notice by the Committee, the Company or the Board, or any amendment to the Plan or any Award Notice (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of the Plan or an Award Notice).

16.17	Section 409A

The Plan and the Awards granted thereunder are intended to be exempt from or comply with the requirements of Section 409A, and the Plan, and Award Notices and administrative guides issued thereunder, shall be administered and interpreted consistent with such intention.  In addition, the Plan, Award Notices and administrative guidelines will be interpreted and administered in accordance with Eastman Kodak Company’s Policy Regarding Section 409A Compliance with respect to benefits subject to Section 409A.

APPENDIX A

EASTMAN KODAK COMPANY 2005 OMNIBUS LONG TERM COMPENSATION PLAN

(a) Introduction.  The terms of this Appendix A apply to all Awards, other than Stock Options or SARs, that are intended by the Committee to satisfy the requirements for deductibility as “performance-based compensation” under Section 162(m)(4)(C) of the Code.

(b) Definitions
The capitalized terms used in this Appendix shall have the same meaning as set forth in the Plan, unless otherwise defined below.
(i) Committee
“Committee” means the Executive Compensation and Development Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided that the Committee shall consist of at least two directors, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and the applicable regulations thereunder.

(ii) Performance Criteria
“Performance Criteria,” shall mean any of the following for the Company on a consolidated basis and/or for any subsidiary, division, business unit or one or more business segments: return on net assets (“RONA”), return on shareholders’ equity, return on assets, return on capital, shareholder returns, total shareholder return, return on invested capital, profit margin, earnings per share, net earnings, operating earnings, Common Stock price per share, sales or market share, unit manufacturing cost, working capital, productivity, days sales in inventory, days sales outstanding, revenue, revenue growth, cash flow and investable cash flow.

(c) Awards
(i) Eligible Employees.  All Employees are eligible to be selected for a Performance Award during a Performance Cycle.
(ii) Performance Cycle.  For purposes of this Appendix A, a Performance Cycle shall be at least twelve (12) calendar months.
(iii) Committee Discretion.  To the extent required by Section 162(m) of the Code, the Committee shall have full discretion, within the first ninety (90) days of a Performance Cycle (or, if longer, within the maximum period allowed under Section 162(m) of the Code), to designate the Employees who will be Participants for the Performance Cycle, the length of such Performance Cycle, the type(s) of Awards to be issued, the Performance Criteria that will be used to calculate, in an objective manner, the Performance Formula, the kind(s) and/or level(s) of the goals under the Performance Formula, whether the Performance Criteria shall apply to the Company, Kodak, a Subsidiary, or any one or more subunits of the foregoing, and the Performance Formula.

(iv) Adjustment of Awards.  The Committee is authorized at any time during the first ninety (90) days of a Performance Cycle, or at any time thereafter (but only to the extent the exercise of such authority after the first ninety (90) days of a Performance Cycle would not cause the Awards granted to the Participant for the Performance Cycle to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), in its sole and absolute discretion, to adjust or modify the Performance Formula for such Performance Cycle in order to prevent the dilution or enlargement of the rights of Participants, (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (C) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.  In no event shall the Award of any Participant who is a Covered Employee be adjusted pursuant to Section 6.2 of the Plan to the extent it would cause such Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

(v) Determination of Awards.  Following the completion of a Performance Cycle, the Committee shall review and certify in writing whether, and to what extent, the goals under the Performance Formula for the Performance Cycle have been achieved and, if so, to calculate and certify in writing the amount of the Awards earned for the period.  The Committee shall then determine the actual size of each Participant’s Award for the Performance Cycle.  In determining the actual size of an individual Award for a Performance Cycle, the Committee may reduce (but not increase) or eliminate the amount of the Award earned under the Performance Formula for the Performance Cycle, if in the Committee’s sole judgment, such reduction or elimination is appropriate.